FIRST AMENDMENT TO CREDIT AGREEMENT

FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of November 30, 2015, among DENTSPLY International Inc. (the “Borrower”), the financial institutions listed on the signature pages hereof as Lenders and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent under the Credit Agreement referred to below (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the financial institutions from time to time party thereto as Lender (the “Lenders”) and the Administrative Agent are parties to a $175,000,000 Credit Agreement, dated as of August 26, 2013 (as heretofore amended, supplemented or otherwise modified, the “Existing Credit Agreement”; as further amended by this amendment, the “Amended Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to an amendment to the Existing Credit Agreement; and

WHEREAS, the Borrower, the Lenders and the Administrative Agent have so agreed on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Defined Terms. Unless otherwise defined herein, terms defined in the Amended
Credit Agreement are used herein as therein defined.

2.    Amendments to Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 3 below (the “First Amendment Effective Date”), the Existing Credit Agreement and Schedules 6.01 and 6.04 to the Existing Credit Agreement are each hereby amended in their entirety to read as set forth in Annex A hereto. The Schedules and Exhibits attached to the Existing Credit Agreement that are not attached as Schedules and Exhibits to the Amended Credit Agreement on Annex A hereto shall remain as Schedules and Exhibits to the Amended Credit Agreement.

3.    Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

(a)    the Administrative Agent shall have received counterparts of this
Amendment duly executed by the Borrower, each Lender and the Administrative Agent; and

(b) the Administrative Agent shall have received payment and/or reimbursement of the Administrative Agent’s and its affiliates’ fees and expenses (including, to the extent invoiced, the reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment and the Amended Credit Agreement.

4.    Representations and Warranties of the Borrower. The Borrower hereby represents and warrants to the Lenders and the Administrative Agent on the First Amendment Effective Date as follows:

(a) This Amendment and the Amended Credit Agreement constitute the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

(b) As of the date hereof and after giving effect to the terms of this Amendment, (i) the representations and warranties of the Borrower set forth in the Amended Credit Agreement are true and correct on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default has occurred and is continuing.

5.    Effect of this Amendment. Except as expressly set forth herein or in the
Amended Credit Agreement, neither this Amendment, nor the Amended Credit Agreement, shall by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Existing Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, all of which shall continue in full force and effect. None of (a) this Amendment or (b) the Amended Credit Agreement shall constitute a novation, payment and reborrowing or complete or partial termination of the obligations under the Existing Credit Agreement as in effect prior to the First Amendment Effective Date.

6.    Affirmations. The Borrower hereby: (i) ratifies and affirms all the provisions of the Existing Credit Agreement as supplemented and amended hereby, (ii) agrees that the terms and conditions of the Existing Credit Agreement shall continue in full force and effect as supplemented and amended hereby and (iii) acknowledges and agrees that it has no defense, set- off, counterclaim or challenge against the payment of any sums currently owing under the Existing Credit Agreement or the enforcement of any of the terms or conditions thereof and agrees to be bound thereby and perform thereunder.

7.    Limited Effect.    Except as expressly modified hereby, the Existing Credit Agreement shall continue to be, and shall remain, unaltered and in full force and effect in accordance with its terms.

8.    Integration. This Amendment constitutes the sole agreement of the parties with respect to the terms hereof and shall supersede all oral negotiations and the terms of prior writings with respect thereto.

9. Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.    Miscellaneous.

(a) Expenses. The Borrower agrees to pay all of the Administrative Agent’s reasonable out-of-pocket fees and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, the Amended Credit Agreement and the transactions contemplated hereby and thereby, including without limitation, the reasonable fees and expenses of counsel to the Administrative Agent.

(b)    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

(c)    Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Sections
9.09 and 9.10 of the Amended Credit Agreement (in the form attached hereto as Annex A) are incorporated herein and made applicable to, and shall govern, this Amendment mutatis mutandis to the same extent as they are applicable to the Amended Credit Agreement.

(d) No Waiver. The execution, delivery and effectiveness of this Amendment, and effectiveness of the Amended Credit Agreement, shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Amended Credit Agreement.

(e)    Successor and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns.

(f) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mail, pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

(g)    Headings.    The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.

(h) Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:

DENTSPLY INTERNATIONAL INC.

By: /s/ William E. Reardon
Name: William E. Reardon
Title: VP & Treasurer

By: /s/ Andrew M. Smith
Name: Andrew M. Smith
Title: Ast. Treasurer

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent

By:	/s/ Domenic D’Ginto
Domenic D’Ginto, CFA Senior Vice President

T.D. BANK, N.A.,
as a Lender

By: /s/ Shreya Shah
Name:    Shreya Shah
Title:    Senior Vice President

Annex A

Amended Credit Agreement

Annex A to First Amendment dated as of November 30, 2015

$175,000,000

CREDIT AGREEMENT

dated as of August 26, 2013 among
DENTSPLY INTERNATIONAL INC.
The Lenders Party Hereto

PNC BANK, NATIONAL ASSOCIATION
as Administrative Agent

TD SECURITIES (USA) LLC
as Managing Agent

PNC CAPITAL MARKETS LLC
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

SECTION    8.09.    No    Reliance    on    Administrative    Agent’s    Customer

SCHEDULES:

Schedule 2.01 – Commitments Schedule 6.01 – Existing Liens Schedule 6.04 – Existing Debt Schedule 9.01 – Notices

EXHIBITS:
Exhibit A Exhibit B Exhibit C Exhibit D	– – – –	Form of Assignment and Assumption Form of Opinion of General Counsel to Borrower Form of Tax Certifications List of Closing Documents

CREDIT AGREEMENT (this “Agreement”) dated as of August 26, 2013 among DENTSPLY INTERNATIONAL INC., the LENDERS from time to time party hereto and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (a) the rate which appears on the Bloomberg Page BBAM1 (or such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an “Alternate Source”), at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Eurocurrency Borrowing and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by the
Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (b) a number equal to 1.00 minus the Statutory Reserve Rate.

The Adjusted LIBO Rate shall be adjusted with respect to any Eurocurrency Loan that is outstanding on the effective date of any change in the Statutory Reserve Rate as of such effective date. The Administrative Agent shall give prompt notice to the Borrower of the Adjusted LIBO Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error. Notwithstanding the forgoing, if the Adjusted LIBO Rate as determined under any method above shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Administrative Agent” means PNC Bank, National Association (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Prime Rate, (b) the Federal Funds Open Rate, plus 0.5% and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%). Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

“Anti-Terrorism Laws” means any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Applicable Percentage” means, with respect to any Lender, (a) until the funding of the Loans on the Effective Date, the percentage which such Lender’s Commitment constitutes of the aggregate Commitments of all of the Lenders and (b) thereafter, the percentage which the principal amount of such Lender’s Loan constitutes of the aggregate principal amount of the Loans of all of the Lenders then outstanding.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Loan or any ABR Loan, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread” or “ABR Spread”, as the case may be, based upon the Index Debt Rating applicable on such date:

	Index Debt Ratings (Moody’s/S&P):	Eurocurrenc y Spread	ABR Spread
Category 1:	A2/A or higher	0.875%	0%
Category 2:	A3/A-	1.00%	0%
Category 3:	Baa1/BBB+	1.125%	0.125%
Category 4:	Baa2/BBB	1.25%	0.25%
Category 5:	Baa3/BBB-	1.75%	0.75%
Category 6:	Less than Baa3/BBB-	2.50%	1.50%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Astra Tech” means Astra Tech AB, a private company limited by shares incorporated in
Sweden.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Borrower” means DENTSPLY International, Inc., a Delaware corporation.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.07.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Eurocurrency Loan, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease; provided that for all purposes hereunder, the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, policy, regulation or treaty, (b) any change in any law, rule, policy, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued on or after the date of this Agreement or (d) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i) the Dodd- Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued or promulgated in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives issued or promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, promulgated, issued or implemented.

“CIP Regulations” has the meaning specified in Section 8.09.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to any Lender, the commitment of such Lender to make a Loan on the Effective Date pursuant to Section 2.01 in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto. The aggregate amount of the Commitments on the Effective Date is $175,000,000.

“Consignment Agreements” means, collectively, (a) that certain Consignment Agreement dated as of February 15, 2002 by and between Umicore AG & Co. KG and the Borrower, (b) that certain Consignment Agreement dated as of December 6, 2010, as amended February 8, 2013 by and between HSBC Bank USA, National Association and the Borrower, (c) that certain Consignment and Forward Contracts Agreement dated as of November 30, 2001, as amended October 19, 2006 by and between The Bank of Nova Scotia and the Borrower, (d) that certain Consignment Agreement dated as of January 30, 2002 by and between Commerzbank AG, Frankfurt and the Borrower, (e) that certain Consignment Agreement dated as of December 20,
2001 by and between JPMorgan Chase Bank and the Borrower, (f) that certain Consignment Agreement dated as of December 20, 2001 by and between Mitsui & Co., Precious Metals Inc. and the Borrower, and (g) that certain Consignment Agreement dated as of April 29, 2013 by and between The Toronto-Dominion Bank and the Borrower, in each case as each may be amended, restated, supplemented or otherwise modified from time to time.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means (a) the Borrower, each of the Borrower’s Subsidiaries, all guarantors and all pledgors of collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise; provided that, no JV Owner shall be deemed to have control of such Person unless such JV Owner is considered to have control of such Person pursuant to clause (y) above.

“Credit Event” means the Borrowing on the Effective Date.

“Daily LIBOR Rate” means, for any day, the rate per annum determined by the Administrative Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the Statutory Reserve Rate on such day.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Swap Agreements, (h) all debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase or lease property or services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (and if such Person has not assumed or become liable for such Debt of others, then the amount of Debt of such Person shall be the lesser of (A) the amount of such Debt of others and (B) the fair market value of such property, as determined by such Person in good faith); provided that, Debt of the Borrower and its Subsidiaries shall not include (i) Debt incurred in connection with the Consignment Agreements relating to the consignment of precious metals between the Borrower and certain counterparties or (ii) unfunded pension obligations.

“Default” means any Event of Default or any event that would constitute an Event of
Default but for the requirement that notice be given or time elapse or both.

“Dollars” or “$” refers to lawful money of the United States of America.

“EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) other non-cash charges (less unusual or non-recurring non-cash income or gains), (f) any extraordinary, non-recurring or unusual fees, expenses or other charges incurred in connection with any acquisition or merger consummated by the Borrower or a Subsidiary (including the issuance or repayment of Debt related to such acquisition or merger), and any corporate reorganization and integration activities which are related to such acquisition or merger, in each case determined in accordance with GAAP for such period and (g) charges and expenses incurred prior to December 31, 2018 in connection with the Borrower’s publicly announced efficiency initiatives, which includes, but is not limited to, costs and expenses in connection with discontinued operations, retention, severance and related employee benefits, systems establishment costs, excess pension charges, contract termination costs, costs to close and/or consolidate facilities and relocate employees, integration costs, other business optimization costs and costs associated with establishing new facilities or reserves deducted (and not added back) in such period not exceeding $200,000,000 in the aggregate for such period, provided that the aggregate amount available to be added back pursuant to this clause (g) shall not exceed
$200,000,000 during the period from July 23, 2014 to the Maturity Date. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other equity interests of a Person, and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $200,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property

(other than transactions among the Borrower and its Subsidiaries) that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $200,000,000.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 7.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a) and (d) any United States of America withholding tax that is imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” for any day means the rate per annum (based on a year of
360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

“Federal Funds Open Rate” for any day means the rate per annum (based on a year of
360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (for purposes of this definition, an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day. If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” has the meaning specified in Section 1.04.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state, local or foreign, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Debt” has the meaning assigned to such term in the definition of “Debt”.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Information” has the meaning specified in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a
Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the Effective Date, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JV Owner” means each Person (other than the Borrower or a Subsidiary of the Borrower) that, directly or indirectly, owns or has the power to vote equity interests having ordinary voting power for the election of directors, or other Persons performing similar functions, of a JV Sub.

“JV Sub” means a Subsidiary of the Borrower in which the Borrower owns less than
100% of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan” has the meaning assigned to such term in Section 2.01 hereof; collectively, the
“Loans”.

“Loan Documents” means this Agreement, any Notes, and any and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of the Borrower, or any employee of the Borrower, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Material Acquisition” has the meaning assigned to such term in the definition of
“EBITDA.”

“Material Adverse Change” means any material adverse change in the business, financial condition or operations of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Disposition” has the meaning assigned to such term in the definition of
“EBITDA.”

“Material Subsidiary” means, at any time, any Subsidiary of the Borrower which, together with all other Subsidiaries of such Subsidiary, accounts for more than (a) 5% of the Consolidated assets of the Borrower and its Subsidiaries, determined as of the end of the then most recently ended fiscal quarter of the Borrower or (b) 5% of Consolidated revenue of the Borrower and its Subsidiaries, determined for the then most recently ended period of four consecutive fiscal quarters of the Borrower.

“Maturity Date” means August 25, 2020. “Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Worth” means the consolidated stockholder’s equity of the Borrower and its
Subsidiaries, as defined according to GAAP.

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.10(e), evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders, the Administrative Agent or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or to the Lenders or any of their Affiliates under any Swap Agreement or any Banking Services Agreement or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the instruments at any time evidencing any thereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning assigned to such term in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Lien” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.02 hereof; (b) Liens imposed by law, such as landlords’, banks’ (and rights of set-off), warehousemen’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws, laws related to unemployment insurance and other types of social security or similar legislation or Liens to secure public or statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations; (d) easements, rights of way, restrictions, encroachments, encumbrances and other defects or irregularities in title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) interest or title of a lessor, lessee, sublessor or sublessee under any lease or sublease permitted hereunder and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license or sublicense permitted hereunder; (f) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder and Liens on trusts, cash or cash equivalents, or other funds in connection with defeasance, discharge or redemption of Debt, pending consummation of a strategic transaction or similar obligations; (g) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; (i) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; (j) Liens arising out of judgments, decrees, orders or awards that do not constitute an Event of Default under Section 7.01; and (k) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means a Single Employer Plan or a Multiple Employer Plan. “PNC” means PNC Bank, National Association.

“Prime Rate” means the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Office” shall mean the main banking office of the Administrative Agent located at 500 First Avenue, Pittsburgh, Pennsylvania 15219 (as further described in Schedule 9.01) or such other office notice of which is provided to the Borrower pursuant to Section 9.01.

“Pro Forma Basis” means, on a basis in accordance with Section 1.04(b).

“Published Rate” means the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one-month period (or, if no such rate is published therein for any reason, then the Published Rate shall be the rate at which U.S. dollar deposits as are offered by leading banks in the London interbank deposit market for a one-month period as published in another publication determined by the Administrative Agent).

“Reference Period” has the meaning assigned to such term in the definition of
“EBITDA.”

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Reportable Compliance Event” means that any Covered Entity (a) becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or (b) has knowledge of facts or circumstances to the effect that any aspect of its operations is in actual violation of any Anti-Terrorism Law which violation could reasonably be expected to result in a breach of Section 5.12(a), (b), (c), (d) or (e).

“Required Lenders” means, at any time, Lenders whose Loans outstanding at such time constitute at least 66-2/3% of the aggregate unpaid principal amount of all Loans outstanding at such time; provided that, at any time that there are three or fewer Lenders, Required Lenders shall mean all of the Lenders.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial
Services LLC business.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person” means any individual person, group, regime, entity or thing (a) listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing under any Anti-Terrorism Law, or (b) subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law, provided, however, no Covered Entity shall be deemed to be a Sanctioned Person under this clause (b) if the applicable limitation or prohibition could not reasonably be expected to result in a Material Adverse Effect or liability being imposed by a Governmental Authority on the Lenders or the Administrative Agent.

“SEC” means the United States Securities and Exchange Commission.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to “Eurocurrency Liabilities”).

“Subordinated Indebtedness” means any Debt of the Borrower or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other subsidiaries.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap
Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, fees, assessments, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Calculations.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”); provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change to GAAP occurring after July 23, 2014 as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on July 23, 2014.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, disposition or issuance, incurrence or assumption of Debt, or other transaction shall in each case be calculated after giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder, to determine whether such acquisition, disposition or issuance, incurrence or assumption of Debt or other transaction is permitted to be consummated hereunder) immediately after giving effect to such acquisition, disposition or issuance, incurrence or assumption of Debt (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the Reference Period most recently ended for which financial statements shall have been delivered pursuant to Section
5.09(a) or 5.09(b), and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of, any related incurrence or reduction of Debt and any related cost savings, operating expense reductions and synergies, all in accordance with (and, in the case of cost savings, operating expense reductions and synergies, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period for which such pro forma computation is being made (taking into account any Swap Agreement applicable to such Debt).

SECTION 1.05. Status of Obligations. In the event that the Borrower shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such other Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

ARTICLE II

Amounts and Terms of the Loans

SECTION 2.01. Commitments. Subject to the terms and conditions hereof, and relying upon the representations and warranties set forth herein, each Lender severally agrees to make a term loan (each a “Loan”) to the Borrower on the Effective Date in such principal amount as the Borrower shall request up to, but not exceeding, such Lender’s Commitment.

SECTION 2.02. Loans and Borrowings; Repayment Terms. (a) The obligation of each Lender to make a Loan to the Borrower on the Effective Date shall be in the proportion that such Lender’s Commitment bears to the Commitments of all Lenders to the Borrower, but each Lender’s Loan to the Borrower shall never exceed its Commitment. The failure of any Lender to make a Loan shall not relieve any other Lender of its obligations to make a Loan nor shall it impose any additional liability on any other Lender hereunder. The Lenders shall have no obligation to make Loans hereunder after the Effective Date. The Commitments are not revolving credit commitments, and the Borrower shall not have the right to borrow, repay and reborrow under Section 2.01. The outstanding principal of the Loans shall be payable in equal annual installments, each in an amount equal to five percent (5%) of the aggregate principal amount of the Loans on the Effective Date (i.e., $8,750,000 per year assuming that the full
$175,000,000 is borrowed on the Effective Date), payable on each anniversary of the Effective

Date commencing with the first such date to occur after the Effective Date, with the balance of the principal of the Loans being due and payable in full on the Maturity Date.

SECTION 2.03. [Intentionally Omitted]

SECTION 2.04. [Intentionally Omitted]

SECTION 2.05. [Intentionally Omitted]

SECTION 2.06. [Intentionally Omitted]

SECTION 2.07. Funding of Borrowings. Each Lender shall make its Loan on the Effective Date by wire transfer of immediately available funds, by 12:00 noon, Pittsburgh time to the account of the Administrative Agent designated by it for such purpose. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in its Borrowing Request delivered to the Administrative Agent on the Effective Date. The Administrative Agent may assume that each Lender has made its share of the Loans to be made on the Effective Date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing on the Effective Date available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (a) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The Borrowing Request on the Effective Date shall be irrevocable and shall be on a form approved by the Administrative Agent and signed by the Borrower.

SECTION 2.08. Interest Elections. (a) The Borrowing on the Effective Date shall initially be a Eurocurrency Borrowing, it being understood that the Borrower may borrow on the Effective Date at the Adjusted LIBO Rate notwithstanding that it is not providing three Business Days’ advance notice. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election (by telephone or irrevocable written notice) by (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m. Pittsburgh time three (3) Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m. Pittsburgh time on the date of the proposed Borrowing. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurocurrency Loans that ends after the Maturity Date. Notwithstanding the above, as provided in Section 2.08(a), the Borrowing on the Effective Date (but not any other Eurocurrency Borrowing) may be at the Adjusted LIBO Rate despite the lack of three Business Days’ advance notice, in which case the Adjusted LIBO Rate to apply to the Borrowing on the Effective Date shall be determined as if such notice had been delivered to the Administrative Agent at 11:00 a.m. Pittsburgh time three (3) Business Days prior to the Effective Date.

(c) Each telephonic and written Interest Election Request shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest
Election Request, which shall be a Business Day;

(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a
Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

(f) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(g)    At the commencement of each Interest Period for any Eurocurrency
Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of
$5,000,000 and not less than $20,000,000 unless otherwise agreed by the Administrative Agent in its sole discretion. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $5,000,000, unless otherwise agreed by the Administrative Agent in its sole discretion. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurocurrency Borrowings outstanding.

(h) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.09. Termination of Commitments. The Commitments shall automatically terminate at the close of business on the Effective Date.

SECTION 2.10. Evidence of Debt.

(a)    [Intentionally Omitted].

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that Loans made by it to the Borrower be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such

Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (b) Subject in the case of any Eurocurrency Loan to Section 2.16, the Borrower may, upon at least one Business Day’s notice to the Administrative Agent (such notice to be received on or before 1:00 p.m., Pittsburgh time), prepay any Borrowing, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with, except as provided in Section 2.13(d) with respect to ABR Loans, accrued interest thereon to the date of prepayment. All prepayment notices shall be irrevocable; provided that, a notice of payment in full of the Loans and other Obligations delivered by the Borrower may state that such notice is conditional upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such optional prepayment shall be applied to prepay ratably the Loans of the Lenders and shall be applied pro rata across the remaining installment of the Loans (including the payment due on the Maturity Date).

(c)    Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment. Such notice shall specify the application of the prepayment between ABR Loans and Eurocurrency Loans.

SECTION 2.12. Fees. (a) [Intentionally Omitted]

(b)    [Intentionally Omitted]

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan at a time that other Loans remain outstanding), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Alternate Base Rate and the Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest
Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period;

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period; or

(c) the Administrative Agent determines that the making, maintenance or funding of any Eurocurrency Loan has been made unlawful by compliance by a Lender in good faith with any Law or any interpretation or application thereof by any Governmental Authority or with any request or directive of any Governmental Authority (whether or not having the force of Law);

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and any such Borrowing shall be continued as or converted to an ABR Borrowing. With respect to any Eurocurrency Borrowing outstanding at the time of any such notice or determination, such Borrowing shall be converted to an ABR Borrowing on the last day of the then current Interest

Period with respect to such Borrowing or within such earlier period as required by law as determined by the Administrative Agent.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or any participation therein; or

(iii) subject any Lender or the Administrative Agent to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the Administrative Agent in respect of its Loans, loan principal, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting into or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the
270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section
2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event but excluding loss of anticipated profits. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes related to the Borrower and imposed on or incurred by the Administrative Agent or a Lender to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes and Other Taxes, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and Other Taxes and without limiting the obligation of the Borrower to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within ten (10) days after the Administrative Agent or the Borrower (as applicable) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent or the Borrower (as applicable). Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A) through (E) below) shall not be required if the Lender reasonably determines that such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this

Section 2.17(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-
8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(g) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) If a payment made to a Lender under any Loan Document would be subject to United States of America federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Borrower, at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent or the Borrower, as applicable, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the Borrower, as applicable, as may be necessary for the Administrative Agent or the Borrower, as applicable, to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(i) Solely for purposes of reporting and determining withholding Taxes imposed under FATCA, from and after November 30, 2015, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Agreement and any Loans made hereunder as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, Pittsburgh time on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made (i) in Dollars and (ii) to the Administrative Agent at its Principal Office, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) At the election of the Administrative Agent, all payments of principal, interest, fees, premiums, reimbursable expenses, and other sums payable under the Loan Documents (including, without limitation, all reimbursements for fees and expenses pursuant to Section 9.03) may be deducted from any deposit account of the Borrower maintained with the Administrative Agent. The Borrower hereby irrevocably authorizes the Administrative Agent to charge any deposit account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07, 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Sections; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, or (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including amounts payable pursuant to Section 2.16(d)), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

Representations and Warranties

SECTION 3.01. Representations and Warranties of the Borrower.    The Borrower represents and warrants as follows:

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes to be delivered by it, and the consummation of the transactions contemplated hereby, are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter or by-laws, (ii) any law in any material respect or (iii) any contractual restriction binding on or affecting the Borrower, except in the case of this clause (iii), to the extent such contravention could not reasonably be expected to result in a Material Adverse Effect.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party (except for such approvals, notices or filings which are obtained on or before the Effective Date, have been disclosed in writing to the Administrative Agent, and remain in full force and effect) is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes to be delivered by it.

(d) This Agreement has been, and each of the Notes to be delivered by it when delivered hereunder will have been, duly executed and delivered by the Borrower. This Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

(e) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2012, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of PricewaterhouseCoopers LLC, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at June 30, 2013, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer, treasurer or controller of the Borrower, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 2013, and said statements of income and cash flows for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied. Since December 31, 2012, there has been no Material Adverse Change.

(f) There is no pending or, to the knowledge of the Borrower, threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement or any Note or the consummation of the transactions contemplated hereby.

(g) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h) The Borrower is not an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(i) No written information, exhibit or report other than projections and information of a general economic or general industry nature furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading as of the date made, in light of the circumstances in which the same were made.

(j)    The Borrower is Solvent on a consolidated basis.

(k) (i) No Covered Entity is a Sanctioned Person and (ii) no Covered Entity, either in its own right or through any third party, engages in any dealings or transactions prohibited by any Anti-Terrorism Law, except, in the case of this clause (ii), to the extent that it could not reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make the Loans hereunder on the Effective Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement and the Notes signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and the Notes.

(b) The Lenders shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Deborah M. Rasin, general counsel for the Borrower, substantially in the form of Exhibit B covering such matters relating to the Borrower, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received (i) GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the three most recent fiscal years ended at least 90 days prior to the Effective Date and (ii) GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for each subsequent fiscal quarter ended at least 40 days before the Effective Date.

(d) The Lenders shall have received (i) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit D and (ii) at least 10 Business Days prior to the Effective Date to the extent requested by any of the Lenders, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (j) and (k) of this Section 4.01.

(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer of the Borrower, confirming that the Borrower is, on a consolidated basis, Solvent at the Effective Date and immediately after giving effect to the Transactions.

(g)    [Intentionally Omitted.]

(h) The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary in connection with the Transactions have been obtained and are in full force and effect.

(i) The Administrative Agent and the Lenders shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Days prior to the Effective Date, reimbursement or payment of all out-of- pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(j)    The representations and warranties of the Borrower set forth in this
Agreement shall be true and correct on and as of the Effective Date.

(k) On the Effective Date and immediately giving effect to the Borrowing on the Effective Date, no Default shall have occurred and be continuing.

(l) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan on the Effective Date.

(m) An incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and titles and bear the signature of the officers of the Borrower authorized to request Borrowings hereunder and sign this Agreement and the Notes, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective
Date, and such notice shall be conclusive and binding.

ARTICLE V Affirmative Covenants
So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

SECTION 5.01. Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA, Environmental Laws and the Patriot Act, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

SECTION 5.03. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates; provided, however, that the Borrower and its Subsidiaries may self- insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.

SECTION 5.04. Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 6.02 and provided further that neither the Borrower nor any of its Subsidiaries shall be required to maintain corporate existence of any Subsidiary or preserve any right or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the maintenance or preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lenders.

SECTION 5.05. Visitation Rights. At any reasonable time upon reasonable notice during normal business hours and from time to time, permit the Administrative Agent or any of the Lenders or any authorized agents or representatives thereof, to examine and make copies of and abstracts from the financial records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that, such visitation rights shall not be exercised more frequently than once during any calendar quarter, except during the existence of an Event of Default.

SECTION 5.06. Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

SECTION 5.07. Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.08. Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and not materially less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between or among the Borrower and its Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Subsidiaries; (c) compensation arrangements (including severance arrangements to the extent approved by a majority of the disinterested members of the Borrower’s or the applicable Subsidiary’s board of directors (or similar governing body) or the applicable committee thereof) for present or former officers and other employees entered into in the ordinary course of business; (d) indemnities provided for the benefit of, directors, officers or employees of the Borrower and its Subsidiaries in the ordinary course of business; and (e) loans and advances to employees of the Borrower and its Subsidiaries permitted hereunder.

SECTION 5.09. Reporting Requirements. Furnish to the Lenders:

(a) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with generally accepted accounting principles and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.06, provided that, subject to Section 1.04, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.06, a statement of reconciliation conforming such financial statements to GAAP;

(b) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing the Consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Required Lenders by PricewaterhouseCoopers LLC or other independent public accountants acceptable to the Required Lenders and certificates of the chief financial officer, treasurer or controller of the Borrower as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 6.06, provided that, subject to Section 1.04, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 6.06, a statement of reconciliation conforming such financial statements to GAAP;

(c) as soon as possible and in any event within five days after the chief financial officer, treasurer or controller of the Borrower obtains knowledge of the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(d) promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its securityholders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the SEC or any national securities exchange;

(e) promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 3.01(f); and

(f) such other information respecting the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.09 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) posted or the Borrower provides a link thereto on www.dentsply.com or at another website identified in a notice from the Borrower and accessible by the Lenders without charge; or (iii) posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, other than with respect to documents required to be delivered pursuant to clause (d), the Borrower shall notify (which may be by telecopy or electronic mail) the Administrative Agent of the filing of any such documents.

SECTION 5.10. Use of Proceeds. Use the proceeds of the Borrowing on the Effective Date to provide working capital for the Borrower or its Subsidiaries and for other general corporate purposes.

SECTION 5.11. Subsequent Credit Terms. Notify the Administrative Agent in writing prior to entering into any new credit arrangement or any amendment or modification of any existing credit arrangement, in each case providing debt financing of $10,000,000 (or the equivalent thereof if the financing is in a currency other than Dollars) or more, pursuant to which the Borrower or any of its Subsidiaries agree to affirmative or negative covenants (including without limitation financial covenants and limitations on Debt and Liens) which in any such case are less favorable in any material respect to the Borrower or any of its Subsidiaries than those contained in this Agreement (any such less favorable provisions, the “New Provisions”). Effective upon the Borrower or any of its Subsidiaries’ entry into any such agreement, amendment or modification, this Agreement, at the option of the Required Lenders in their sole discretion, shall be and shall be deemed to be immediately amended to add the New Provisions;

provided, however, that the foregoing shall not be applicable to or be deemed to affect any provision of this Agreement if and to the extent any such agreement, amendment or modification (or any provision thereof) is more favorable to the Borrower or any of its Subsidiaries. The Borrower hereby agrees promptly to execute and deliver any and all such amendments, documents and instruments and to take all such further actions as the Administrative Agent may, in its sole discretion, deem necessary or appropriate to effectuate the provisions of this Section 5.11.

SECTION 5.12. Anti-Terrorism Laws. Ensure that, and the Borrower hereby covenants and agrees that, (a) no Covered Entity will become a Sanctioned Person, (b) no Covered Entity, either in its own right or through any third party, will use the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law, (c) the funds used to repay the Obligations will not be derived from any unlawful activity, (d) each Covered Entity shall comply with all Anti-Terrorism Laws, except to the extent that any failure to comply under this clause (d) could not reasonably be expected to result in a Material Adverse Effect, (e) the Borrower will, and shall ensure that each of its Subsidiaries will, maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Terrorism Laws and (f) the Borrower shall promptly and in any event within thirty (30) days after the occurrence of a Reportable Compliance Event, notify the Administrative Agent in writing of the occurrence of such Reportable Compliance Event.

ARTICLE VI Negative Covenants
So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will not (or, in the case of Section 6.06, the Borrower will):

SECTION 6.01. Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

(a)    Permitted Liens;

(b) Liens securing purchase money Debt or Debt with respect to Capital Leases incurred to finance the acquisition, repair, construction, improvement or lease of capital assets in an aggregate principal amount not to exceed $300,000,000 outstanding at any one time; provided that (i) such Liens shall be created within 365 days of the acquisition, repair, construction, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property being financed or improved by such Debt;

(c)    the Liens existing on July 23, 2014 and described on Schedule 6.01 hereto;

(d) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or Liens assumed by the Borrower or a Subsidiary in connection with an acquisition of assets by the Borrower or such Subsidiary in an acquisition permitted hereunder; provided that such Liens were not created in contemplation of such merger, consolidation, acquisition or such Person becoming a Subsidiary and do not extend to any assets other than those of the Person so merged into or consolidated with the Borrower or which becomes a Subsidiary or is acquired by the Borrower or a Subsidiary;

(e) other Liens securing Debt of the Borrower or any Subsidiary and other obligations, provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Debt secured by all such Liens and other obligations subject to such Liens incurred pursuant to this clause (e) plus (ii) the aggregate outstanding principal amount of Debt incurred pursuant to Section 6.04(d) shall not exceed, at the time of incurrence of such other Liens, 15% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section
5.09(a) or 5.09(b)); and

(f)    any replacement, extension or renewal of any Lien permitted by clauses
(b), (c) or (d) above provided that no additional property shall be encumbered by such Liens.

SECTION 6.02. Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (a) any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower, (b) any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and (c) so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, any Person (other than the Borrower or any of its Subsidiaries) may merge or consolidate with the Borrower or any of its Subsidiaries, provided that any such merger or consolidation involving the Borrower must result in the Borrower as the surviving entity.

SECTION 6.03. Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

SECTION 6.04. Subsidiary Debt. Permit any of its Subsidiaries to create or suffer to exist any Debt other than:

(a) Debt owed to the Borrower or to a Subsidiary of the Borrower or Debt under this Agreement or the Notes;

(b)    Debt existing on July 23, 2014 and described on Schedule 6.04;

(c) purchase money Debt or Debt with respect to Capital Leases incurred to finance the acquisition, repair, construction, improvement or lease of capital assets in an aggregate principal amount not to exceed $300,000,000 outstanding at any one time;

(d) additional Debt, provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Debt incurred pursuant to this clause (d) plus (ii) the aggregate outstanding principal amount of Debt secured by Liens and other obligations subject to such Liens incurred pursuant to Section 6.01(e) shall not exceed, at the time of incurrence of such additional Debt, 15% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.09(a) or 5.09(b));

(e) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f) Debt of a Person existing at the time such Person is merged into or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower or Debt of any Person that is assumed by a Subsidiary in connection with an acquisition of assets by such Subsidiary in an acquisition permitted hereunder; provided that such Debt shall not have been incurred in contemplation of such merger, consolidation or acquisition or such Person becoming a Subsidiary of the Borrower;

(g) Debt with respect to Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(h) Debt under bid bonds, performance bonds, surety bonds, bonds to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation) and similar obligations, in each case, incurred by such Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(i) Debt deemed to exist in connection with agreements providing for indemnification, adjustment of purchase price, deferred purchase price, escrow arrangements, earn-outs or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Borrower or any of its Subsidiaries pursuant to such agreements, in connection with acquisitions or dispositions permitted hereunder; and

(j) Debt which serves to extend, replace, refund, renew, defease or refinance any Debt incurred under clause (b) or clause (f) of this Section 6.04 that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premiums (including tender premiums) thereon, any committed or undrawn amounts, defeasance costs, underwriting discounts, fees, commissions and expenses associated with such Debt).

SECTION 6.05. Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of the business as carried on by the Borrower and its Subsidiaries at the date hereof; provided that the nature of the business carried on by Astra Tech as of the date hereof shall be deemed to be in the nature of the business carried on by the Borrower and its Subsidiaries.

SECTION 6.06. Financial Covenants. The Borrower will:

(a)    Leverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2015), maintain a ratio of Consolidated Debt of the

Borrower and its Subsidiaries to the sum of Consolidated Debt of the Borrower and its
Subsidiaries plus Consolidated Net Worth of not greater than 0.60 to 1.00.

(b) Interest Coverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2015), maintain a ratio of EBITDA for the immediately preceding consecutive four fiscal quarter period then ended of the Borrower and its Subsidiaries to the sum of interest payable on, and amortization of debt discount in respect of, Debt during such period by the Borrower and its Subsidiaries of not less than 3.00 to
1.00.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default and Remedies. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Loan when the same becomes due and payable; or the Borrower shall fail to pay any interest on any Loan or make any other payment of fees or other amounts payable under this Agreement or any Note within five Business Days after the same becomes due and payable; or

(b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Sections 5.04, 5.08, 5.10 or 5.12 or Article VI, or (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure pursuant to this clause (ii) shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $100,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Material Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than (i) by a regularly scheduled required prepayment or redemption or (ii) a prepayment or redemption required solely as a result of the proceeds of such Debt not having been applied to consummate a transaction or toward any other purpose for which such Debt was incurred), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e) The Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of
60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this clause (e); or

(f) One or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment; or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Borrower representing 30% or more of the combined voting power of all Voting Stock of the Borrower; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Borrower (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Borrower, (y) nominated for election by a majority of the remaining members of the board of directors of the Borrower and thereafter elected as directors by the shareholders of the Borrower or (z) whose election or nomination was approved by a majority of the remaining members of the board of directors of the Borrower); or

(h) The Borrower or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur liability in excess of $100,000,000 in the aggregate as a result of one or more of the following:

(i)    the occurrence of any ERISA Event;

(ii)    the partial or complete withdrawal of the Borrower or any of its
ERISA Affiliates from a Multiemployer Plan; or

(iii)    the reorganization or termination of a Multiemployer Plan; or

(i)    Any representation or warranty contained in Section 3.01(k) is or becomes false or misleading at any time.

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, including e-mail or posting on SyndTrak) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loans on the Effective Date that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Effective Date. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the sole Lead Arranger, the sole Bookrunner or the Managing Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

SECTION 8.09. No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or its agents, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any recordkeeping, (c) comparisons with government lists, (d) customer notices or (e) other procedures required under the CIP Regulations or such other Laws.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section
9.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its Administrative Questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 9.01.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b), shall be effective as provided in such Section.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail or by posting on SyndTrak) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted on SyndTrak shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address, e-mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of the Loans on the Effective Date shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release the Borrower from its obligations under Article X without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

(c)    [Intentionally Omitted].

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non- Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent (together with (A) a single local counsel and single specialist counsel (for each relevant jurisdiction and relevant specialization), as reasonably required and (B) in the case of an actual conflict of interest, one additional counsel for each relevant jurisdiction and/or specialization for similarly situated parties); provided, that the Borrower shall not be obligated to pay for any other third party advisor hired without the consent of the Borrower (such consent not to be unreasonably withheld)), in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks or SyndTrak) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if no Loans are then outstanding, its Applicable Percentage most recently in effect) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)    All amounts due under this Section shall be payable not later than fifteen
(15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7.01(a) or 7.01(e) has occurred and is continuing, any other assignee; and

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund.

conditions:

(ii)    Assignments    shall    be    subject    to    the    following    additional

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a) or 7.01(e) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and

Borrower.

(E)    the assignee shall not be the Borrower or an Affiliate of the

Notwithstanding the foregoing, if the consent of the Borrower is required pursuant to this Section
9.04(b) in connection with any proposed assignment, then the Borrower shall be deemed to have consented to such proposed assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice of such proposed assignment.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.07, 2.18(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and
2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative
Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State of New York or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DENTSPLY INTERNATIONAL INC., as the Borrower

By	Name:
Title:

By	Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, individually as a Lender and as Administrative Agent

By	Name:
Title:

T.D. BANK, N.A.

By	Name:
Title: